Exhibit 10.5

COMMUNITY HEALTHCARE TRUST
INCORPORATED
OFFICER INCENTIVE PROGRAM

1.                                      Purpose. The Community Healthcare Trust Incorporated 2014 Incentive Plan (the “Plan”) was adopted to promote the interests of Community Healthcare Trust Incorporated (the “Company”) and its stockholders by

•                  strengthening the Company’s ability to attract, motivate, and retain select Employees upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend;

•                  offering such individuals additional incentives to put forth maximum efforts for the success of the business; and

•                  affording such select Employees an opportunity to acquire a proprietary interest in the Company through stock ownership and other performance-based rights.

This Officer Incentive Program is being adopted in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to the Company’s officers that are designed to reward individual performance, the achievement of specific Company-level financial goals and total shareholder return.

2.                                      Definitions. Whenever the following capitalized terms are used in this Officer Incentive Program, they shall have the meanings specified below:

“1-year TSR” means for any person for any calendar year the sum of: (X) the per share Fair Market Value as of December 31 of such year minus the per share Fair Market Value of the Common Stock as of January 1 of such year, and (Y) the aggregate dividends paid to common stockholders during such calendar year divided by (Z) the per share Fair Market Value as of January 1 of such year, expressed as a percentage.

“3-year TSR” means for any person for any three-year period the sum of: (X) the per share Fair Market Value as of the last December 31 of such three-year period minus the per share Fair Market Value of the Common Stock as of the first January 1 of such three-year period, and (Y) the aggregate dividends paid to common stockholders during such three-year period divided by (Z) the per share Fair Market Value as of the first January 1 of such three-year period, expressed as a percentage.

“FAD” means funds available for distribution as reported to the public by the Company in its earnings and results of operations news releases, or if not reported to the public.

“FFO” means funds from operations, as reported to the public by the Company in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Peer Group” means that group of equity real estate investment trusts (“REITs”) that are the closest in size to the Company’s market capitalization determined each year pursuant to a process adopted by the Committee outlined as Exhibit A hereto.

Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.                                      Participation. The Participants in this Officer Incentive Program are the Eligible Persons who are officers of CHCT or its Affiliates or Subsidiaries and who have been named by the Committee to participate in this program.

4.                                      Awards. Awards may be in the form of cash or restricted stock or a combination of cash and restricted stock and may be granted to each Participant upon the Committee’s determination and in its discretion and shall be subject to such vesting periods and requirements as the Committee determines. Awards shall generally be of the following types:

“Individual Performance Awards” (“IPA”) are in the discretion of the Committee and shall be for the purposes of: (i) rewarding a Participant’s individual efforts in contributing to the success of the Company and the Participant’s demonstration of competency within his or her job description and requisite skill sets and (ii) retaining the Participant as an officer of the Company. The Committee anticipates that Participants will have the opportunity to earn an IPA each year. The Company will generally target a maximum IPA for each Participant of up to 50% of such Participant’s Base Salary.

“Company Performance Awards “ (“CPA”) shall be based on specific Company performance targets. The Committee may determine, in its discretion, the particular financial and/or operating metrics to be targeted, which may include, but are not limited to FAD, FFO, payout percentages, etc. The measurement period shall be four consecutive quarters ending on such date as the Committee may determine but generally intended to follow the Company’s fiscal year. The Committee anticipates that Participants will have the opportunity to earn Company Performance Awards each year. The Company will generally target a maximum of two performance metrics during any given measurement period and a maximum combined award for all such metrics of up to 150% of such Participant’s Base Salary. The initial Company performance metric is as outlined on Exhibit B hereto.

“TSR Awards” (“TSRA”) shall be based on the Company’s total shareholder return, as measured against the Peer Group as of the last trading day of the year. The criteria for awarding TSRAs shall be the Company’s relative total shareholder return performance measured as a percentile, as compared to the total shareholder returns of the companies in the Peer Group. The measurement period shall be four to twelve consecutive quarters ending on such date as the Committee may determine but generally intended to follow the Company’s fiscal year. The Company will generally target a maximum TSRA for each Participant of up to 200% of such Participant’s Base Salary. Participants shall have the opportunity to earn TSRAs each year based on 1-year TSR and 3-year TSR. TSRAs shall be in the form of Restricted Stock Awards with a three-year cliff vesting period. The initial TSRA percentages are as outlined in Exhibit C hereto.

The Committee shall have the discretion to alter the administration of awards under this Officer Incentive Program at any time prior to the grant of any such award, in accordance with Section 4.3 of the Plan.

5.                                      Restricted Stock Election Awards. At the election of the Participant, Awards may be converted into restricted stock, in whole or in part, and paid in shares of restricted stock, subject to the terms and provisions of the Plan and the Company’s Alignment of Interest Program.

6.                                      Termination of Employment. In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement and Award Agreement, if applicable. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by the Company without Cause, or by reason of

Participant’s death, Disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will immediately vest. The provisions of Section 8 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 7. Notwithstanding the foregoing, for any Participant who is subject to Code Section 162(m) compensation restrictions, no unvested Awards which are intended to be performance-based compensation under Code Section 162(m) shall vest unless the performance goals have been satisfied on a pro rata basis by the termination date.

7.                                      Amendments. The Committee may from time to time amend or modify this Officer Incentive Program, provided that no such action shall adversely affect Awards previously granted hereunder.

8.                                       Survival. This Officer Incentive Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

Exhibit A

Peer Group Determination Process

All publicly-traded, listed REITs will be sorted by market capitalization, with the five REITs smaller and the five REITs larger than the Company’s market capitalization on the same date comprising the Peer Group.

In the event that this calculation would result in an externally managed REIT, or a REIT that has been a public company for less than two years being included in the Peer Group, then that REIT shall be excluded and in its stead the REIT closest in size based on market capitalization, that is not already part of the Peer Group shall be added, such that there will always be 10 REITs in the Peer Group.

The listing of REITs and the associated market capitalization data used above shall be derived from SNL Financial, other similar financial information firms, and/or publicly reported financial information.

Exhibit B

Company Performance Metric

Payout Percentage Required	Company Performance
To Pay Target Dividend	Award Percentage
95%	10%
94%	20%
93%	30%
92%	40%
91%	50%
90%	60%
89%	70%
88%	80%
87%	90%
86%	100%
85%	110%
84%	120%
83%	130%
82%	140%
<81%	150%

Payout Percentages for other than whole integers shall be prorated with the corresponding Company Performance Index. For Example, a Payout Percentage of 94.5% shall equate to a Company Performance Index of 15%.

TARGET DIVIDENDS

PLAN YEAR	TARGET DIVIDEND
2014	$1.60
2015	$1.65
2016	$1.70
2017	$1.75
2018	$1.80
2019	$1.85
2020	$1.90
2021	$1.95
2022	$2.00
2023	$2.05

Exhibit C

Total Shareholder Return Award Percentages of Base Salary

TSR Measure	<25th Percentile	>=25th Percentile	>=50th Percentile	>=75th Percentile	>100th Percentile
1-Year TSR	0.0%	25.0%	50.0%	75.0%	100.0%
3-Year TSR	0.0%	25.0%	50.0%	75.0%	100.0%